EXHIBIT 99.1

[Avanex Logo]

Avanex Announces Opening of Operations Center in Asia

FREMONT, Calif. – (March 24, 2005) – Avanex Corporation (Nasdaq: AVNX), pioneer of intelligent photonic solutions that enable next-generation optical networks, today unveiled its Operations Center located near Bangkok, Thailand.

The Operations Center in Thailand embodies Avanex’s commitment to increase overall customer satisfaction and improve its operating performance by providing innovative, high quality products and services at a low cost. The facility will centralize global manufacturing and operational overhead functions in a low-cost region, dramatically reducing the company’s fixed overhead cost structure.

“The Operations Center gives us the capability to meet our customers’ needs and substantially reduce both our fixed and direct costs of manufacturing,” Jo Major, Avanex President and CEO commented. “The consolidation of our operational infrastructure, with both production and technical staff near our contract manufacturing partners, will also result in faster product introductions. I am pleased to relay that customer feedback to our plan, which includes a focus on continuity of supply during this period, has been very positive.”

The opening of the Operations Center is a significant milestone in an overall plan to reach profitability. Through this strategy, the company believes that it will see meaningful improvements in gross margins over the next year, as direct and fixed manufacturing costs are reduced throughout its North American and European locations. The Operations Center, coupled with the North American actions announced last December, is expected to reduce the cost structure of Avanex by $8 to $12 million per year when fully implemented. The first full quarter of savings is expected in the second quarter of fiscal 2006.

In December 2004, Avanex announced a planned workforce reduction of more than 200 employees from its North American sites, as the company executed on its strategic operating plan to outsource manufacturing to low-cost areas. The introduction of the Thailand Operations Center allows the company to transfer further activities from all facilities, which should improve the cost structure in future quarters.

About Avanex

Avanex Corporation is a leading global provider of Intelligent Photonic Solutions(TM) to meet the needs of fiber optic communications networks for greater capacity, longer distance transmissions, improved connectivity, higher speeds and lower costs. These solutions enable or enhance optical wavelength multiplexing, dispersion compensation, switching and routing, transmission, amplification, and include network-managed subsystems. Avanex was incorporated in 1997 and is headquartered in Fremont, California. Avanex also maintains facilities in Erwin Park, N.Y.; Nozay, France; and San Donato, Italy. The facilities also are home to Avanex’s Centers of Excellence for specialized research and manufacturing. To learn more about Avanex, visit our Web site at: www.avanex.com.

Forward-looking Statements

This press release contains forward-looking statements including forward-looking statements regarding expected third fiscal quarter revenues and pro forma net loss per share, cost reduction and restructuring measures, the transfer of manufacturing operations to third-party manufacturers in lower cost regions and our competitive position. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include general economic conditions, the pace of spending and timing of economic recovery in the telecommunications industry and in particular the optical networks industry, the company’s inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, problems or delays in integrating the businesses acquired from Alcatel, Corning and Vitesse Semiconductor, or in reducing the cost structure of the combined company, the company’s inability to achieve the anticipated benefits of the acquired businesses or to successfully transfer manufacturing operations to lower cost regions, any slowdown or deferral of new orders for our products, higher than anticipated expenses the company may incur in future quarters or the inability to identify expenses which can be eliminated. In addition, please refer to the risk factors contained in the company’s SEC filings including the company’s Annual Report on Form 10-K filed with the SEC on September 13, 2004, and the Company’s Quarterly Report on Form 10-Q filed with the SEC on February 9, 2005.

Avanex assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:
Investor Relations	Media
Mark Weinswig	Cynthia Quan
Phone: 510-897-4344	Phone: 510-897-4211
Fax: 510-897-4345	Fax: 510-897-4343
e-mail: mark_weinswig@avanex.com	e-mail: cynthia_quan@avanex.com